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                                                                   EXHIBIT 10.19


                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made as of the 7th day of September, 2004 between VASCULAR SCIENCES CORPORATION, a corporation incorporated under the laws of the State of Delaware (the "Corporation"), and Zayed (Joe) Zawaideh who resides at 11332 Belladonna Way in the City of San Diego in the State of California (hereinafter referred as the "Employee" or "Executive").

      WHEREAS, the Corporation and the Employee wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to the Employee's employment with the Corporation;

      NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee agree as follows:

1.    DEFINITIONS

      1.1.  In this Agreement,

      1.1.1. "AFFILIATE" has the meaning attributed to such term in the Delaware General Corporation Law as the same may be amended from time to time, and any successor legislation thereto;

      1.1.2. "AGREEMENT" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof," "herein," "hereto," "hereunder," "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to sections are to sections in this agreement;

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      1.1.3. "SALARY" has the meaning attributed to such term in section 5.1;

      1.1.4. "BENEFITS" has the meaning attributed to such term in section 5.4;

      1.1.5. "BUSINESS DAY" means any day, other than Saturday, Sunday or any holiday on which the employees of the Corporation are not required to report for work;

      1.1.6. "CHANGE OF CONTROL" for the purposes of this Agreement shall be deemed to have occurred when:

            1.1.6.1. any Person, other than a Person or a combination of Persons presently owning, directly or indirectly, more than 20% of existing voting securities of the Corporation; acquires or becomes the beneficial owner of, or a combination of Persons acting jointly and in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

            1.1.6.2. the Corporation amalgamates with one or more corporations other than a Subsidiary or OccuLogix, L.P.;

            1.1.6.3. the Corporation sells, leases or otherwise disposes of all or substantially all of its assets, whether pursuant to one or more transactions;

            1.1.6.4. any Person not part of existing management of the Corporation or any Person not controlled by the Corporation or by any Affiliate enters into any arrangement to provide management services to the Corporation which results in either (i) the termination by the Corporation of the employment of any two of the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and Corporate General Counsel for any reason other than Just Cause; or (ii)

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            the termination by the Corporation for any reason other than Just
            Cause of the employment of all such senior executive personnel for any reason other than Just Cause within six months of the date that such arrangement is entered into;

            1.1.6.5. the Corporation enters into any transaction or arrangement which would have the same or similar effect as the transactions referred to in sections 1.1.6.1, 1.1.6.2, 1.1.6.3 or 1.1.6.4 above.

      1.1.7. "CONFIDENTIAL INFORMATION" means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business or affairs of the Corporation or any of its Subsidiaries which the Corporation treats as confidential or proprietary;

      1.1.8. "DISABILITY" means the mental or physical state of the Employee such that the Employee has been unable as a result of illness, disease, mental or physical disability or similar cause to fulfil his obligations under this Agreement either for any consecutive six- month period or any six-month period (whether or not consecutive) in any consecutive 12-month period;

      1.1.9. "EMPLOYMENT PERIOD" has the meaning attributed to such term in section 4;

      1.1.10 "GOOD REASON" means:

            1.1.10.1. without the consent of the Employee, any material change or series of material changes in the responsibilities or status of the Employee with the Corporation, such that immediately after such change or series of changes the responsibilities and status of the Employee are materially diminished in comparison to his responsibilities and status immediately prior to such change or series of changes, except in connection with the termination of the Employee's employment by the Corporation for Just Cause or in connection with the Employee's death,

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            Disability or Retirement or a voluntary resignation by the Employee other than a resignation for Good Reason;

            1.1.10.2. a reduction of more than ten percent by the Corporation in the Employee's Salary as in effect on the date hereof or as the same may be increased from time to time;

            1.1.10.3. the taking of any action by the Corporation which would materially adversely affect the Employee's participation in, or materially reduce the Employee's Benefits and other similar plans in which the Employee is participating at the date hereof (or such other plans as may be implemented after the date hereof that provide the Employee with substantially similar benefits), or the taking of any action by the Corporation which would deprive the Employee of any material fringe benefit enjoyed by him at the date hereof;

            1.1.10.4. without the Employee's consent, the requirement that the Employee be based anywhere other than the Corporation's principal executive offices except for required travel on the Corporation's business;

      1.1.11. "JUST CAUSE" means:

            1.1.11.1. the failure of the Employee to properly carry out his duties after notice by the Corporation of the failure to do so and an opportunity for the Employee to correct the same within a reasonable time from the date of receipt of such notice; or

            1.1.11.2. theft, fraud, dishonesty or misconduct by the Employee involving the property, business or affairs of the Corporation or its Subsidiaries or the carrying out of the Employee's duties;

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            1.1.12. "PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

            1.1.13. "RESTRICTED PERIOD" means, as the case may be, (i) the notice period provided for in section 8; or (ii) one year if the employment of the Employee is terminated pursuant to section 10.2 or 10.3;

            1.1.14. "RETIREMENT" means Retirement in accordance with the Corporation's retirement policy;

            1.1.15 "SUBSIDIARIES" has the meaning attributed to such term by the Delaware General Corporation Law as the same may be amended from time to time and any successor legislation thereto;

            1.1.16. "YEAR OF EMPLOYMENT" means any 12-month period commencing on August XX, 2004 or on any anniversary of such date, provided that for the purposes of this Agreement, the "First Year of Employment" shall be deemed to commence on August XX, 2004 and to end on December 31, 2004.

2.    EMPLOYMENT OF THE EMPLOYEE

      The Corporation shall employ the Employee, and the Employee shall serve the Corporation, in the position of Vice-President, Sales on the conditions and for the remuneration hereinafter set out. In such position, the Employee shall perform and fulfill such duties and responsibilities as the Corporation may designate from time to time. The Employee shall report to the President and Chief Operating Officer of the Corporation.

3.    PERFORMANCE OF DUTIES

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      During the Employment Period, the Employee shall faithfully, honestly and diligently serve the Corporation and its Subsidiaries as contemplated above. The Employee shall devote all of his working time and attention to his employment hereunder and shall use his best efforts to promote the interests of the Corporation.

4.    EMPLOYMENT PERIOD

      The Employee's employment under this Agreement shall, subject to section 8 and section 10, be for an indefinite term. Accordingly, the Corporation shall employ the Employee and the Employee shall serve the Corporation as an employee in accordance with this Agreement for the period beginning on the date hereof and ending on the effective date the employment of the Employee under this Agreement is terminated in accordance with section 8.2 or section 10 (the "Employment Period").

5.    REMUNERATION

      5.1. SALARY. The Corporation shall pay the Employee a salary minus applicable deductions and withholdings, in respect of each Year of Employment in the Employment Period calculated at the rate of $200,000 per annum, payable in equal installments according to the Corporation's regular payroll practices. The Salary shall, in the sole and absolute discretion of the board of directors of the Corporation, be subject to an increase on the basis of an annual review. The Salary shall be prorated in respect of the First Year of Employment such that the Employee shall be entitled to and the Corporation shall be required to pay in respect of such year only the pro rata portion of the Salary that corresponds to the number of days worked by the Employee in the First Year of Employment.

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      5.2 BONUS REMUNERATION. The Executive shall, in respect of each Year of
Employment during the Employment Period, receive such bonus remuneration, as outlined in Schedule 5.2.

      5.3. STOCK OPTIONS. The Employee shall during the Employment Period, receive such stock options, if any, as the board of directors of the Corporation, in its sole and absolute discretion may, pursuant to the terms of the Corporation's stock option plan, authorize. The Employee shall, in respect of the First Year of Employment, be eligible for such stock options, as outlined in Schedule 5.3.

      5.4. BENEFITS. The Corporation shall provide to the Employee, in addition to Salary, the benefits (the "Benefits'") described in the Corporation's employee benefit booklet, such Benefits to be provided in accordance with and subject to the terms and conditions of the applicable plan relating thereto in effect from time to time and subject to change at any time in the sole discretion of the Corporation.

      5.5. PRO-RATA ENTITLEMENT IN THE EVENT OF TERMINATION. If the Employee's employment is terminated pursuant to section 8 or section 10 or if the Employee dies during the Employment Period, the Employee shall be entitled to receive in respect of his entitlement to Salary, and the Corporation shall be required to pay in respect thereof, only that portion of the Salary in respect of the Year of Employment in which the effective date of the termination of employment or the date of death occurs that the number of days elapsed from the commencement of such Year of Employment to the effective date of termination or the date of death is to 365.

6.    EXPENSES

      Subject to the terms of the Corporation's expense policy, the Corporation shall pay, or reimburse the Employee for, all authorized and appropriate travel and out-of-pocket expenses reasonably incurred or paid by the Employee in the performance of his duties and responsibilities,

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upon presentation of expense statements or receipts or such other supporting documentation as the Corporation may reasonably require.

7.    VACATION

      The Employee shall be entitled during each full Year of Employment during the Employment Period to vacation with pay of three (3) weeks. Vacation shall be taken by the Employee at such time as may be acceptable to the Corporation. Except with the prior written consent of the President and Chief Operating Officer (i) no more than two weeks of vacation shall be taken consecutively, and
(ii) the vacation entitlement earned in a Year of Employment is subject to any carryover provisions as stated in the Corporation's vacation policy. Notwithstanding the foregoing, in the event that the Employee's employment is terminated pursuant to section 8 or section 10, the Employee shall not be entitled to receive any payment in lieu of any vacation to which he was entitled and which had not already been taken by him.

8.    TERMINATION

      8.1. NOTICE. The Employee's employment may, subject to section 10 hereof, be terminated at any time:

      8.1.1 by the Corporation without prior notice and without obligation to the Employee if (i) such termination takes place within the first three months of the date hereof; or (ii) for reasons of Just Cause;

      8.1.2. by the Corporation for any reason other than Just Cause, including the occurrence of Disability;

      8.1.3. or by the Employee on one month's notice to the Corporation.

The Employee's employment shall be automatically terminated, without further obligation to the Employee, in the event of his death.

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      8.2. EFFECTIVE DATE. The effective date on which the Employee's employment shall be terminated shall be:

      8.2.1. in the case of termination under section 8.1.1, the day the Employee is deemed, under section 17, to have received notice from the Corporation of such termination;

      8.2.2. in the case of termination under section 8.1.2, on the date of the event giving rise to the termination;

      8.2.3 in the case of termination under section 8.1.3, on the date one month after notice to the Corporation; and

      8.2.4. in the event of the death of the Employee, on the date of his death.

9.    RIGHTS OF EMPLOYEE ON TERMINATION AND LUMP SUM-PAYMENT

      Where the Employee's employment under this Agreement has been terminated by the Corporation under section 8.1.2, the Employee shall be entitled, upon providing to the Corporation appropriate releases acceptable by the Corporation, to receive from the Corporation, in addition to accrued but unpaid Salary, if any, a lump sum payment equal to twelve (12) months' of his Salary and 2.5 percent of his Salary in respect of his entitlement to Benefits, less any amounts owing by the Employee to the Corporation for any reason.

      Except as provided above in this section and subject to section 10, where the Employee's employment has been terminated by the Employee or by the Corporation for any reason, the Employee shall not be entitled to receive any payment as severance pay, in lieu of notice, or as damages. Except as to any entitlement as provided above and subject to section 10, the Employee hereby waives any claims that the Employee may have against the Corporation for or in respect of severance pay, or in account of loss of office or employment or damages in lieu thereof.

10.   CHANGE OF CONTROL

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      10.1. TERMINATION OF EMPLOYMENT BY THE CORPORATION FOR JUST CAUSE.
Following a Change of Control, the Corporation may terminate the Employee's employment at any time without notice or further obligations to the Employee under this Agreement for reasons of Just Cause. Following a Change of Control the Employee shall not be deemed to have been terminated for Just Cause unless and until there has been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the board of directors of the Corporation (excluding the Employee if the Employee is at the time a director of the Corporation) at a meeting of the board called and held for the purpose (after reasonable notice to the Employee), finding that in the good faith opinion of the Board, the Employee's conduct constituted Just Cause and specifying the particulars thereof. The date on which such resolution is given to the Employee shall be the effective date of any termination pursuant to this section 10.1.

      10.2. TERMINATION OF EMPLOYMENT WITHOUT JUST CAUSE OR FOR GOOD REASON. If at any time within 24 months following a Change of Control, the Employee's employment is terminated, (i) by the Corporation other than for Just Cause; or
(ii) by the Employee for Good Reason, the following provisions shall apply and the provisions of section 8 and section 9 not apply:

      10.2.1. the Employee shall be entitled to receive, and the Corporation shall pay to the Employee immediately following termination, a lump sum amount equal to twelve (12) months the Employee's Salary, less applicable deductions and withholdings;

      10.2.2. the Employee shall be entitled to receive, and the Corporation shall pay to the Employee immediately following termination, a cash amount equal to 2.5 percent of his annual Salary in lieu of continued benefit coverage; and

      10.2.3. if at the date of termination of the Employee's employment, the Employee holds options for the purchase of shares under a share option plan, all options so held shall, notwithstanding the terms of the Corporation's share option plan, (i) immediately vest to the

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      extent they have not already vested at such date; and (ii) (A) continue to be held on the same terms and conditions as if the Employee continued to be employed by the Corporation or (B) if the Employee so elects in writing within 90 days after the date of termination, be purchased by the Corporation at a cash purchase price equal to the amount by which the aggregate "fair market value" of the shares subject to such options exceeds the aggregate option price for such shares, provided that for this purpose, "fair market value" means the higher of (i) the weighted average of the closing prices for the shares of the same class of the Corporation on the principal securities exchange (in terms of volume of trading) on which such shares are listed at the time of termination for each of the last 10 days prior to such time on which such shares traded on such securities exchange, and (ii) if the Change of Control involved the purchase and sale of such shares, the average value of the cash consideration paid to the shareholders of the Corporation in connection with the transactions resulting in the Change of Control.

For purposes of this Agreement, the Employee's employment shall be deemed to have been terminated following a Change of Control by the Corporation without Just Cause or by the Executive with Good Reason, if (i) the Employee's employment is terminated by the Corporation without Just Cause prior to a Change of Control and such termination was at the request or direction of a Person who has entered into an agreement with the Corporation or any shareholder of the Corporation, the consummation of which would constitute a Change of Control;
(ii) the Employee terminates his employment with Good Reason prior to a Change of Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Corporation or any shareholder of the Corporation, the consummation of which would constitute a Change of Control; or (iii) the Employee's employment is terminated by the Corporation without Just Cause prior to a Change of Control and the Employee reasonably

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demonstrates that such termination is otherwise in connection with or in anticipation of a Change of Control which actually occurs.

For greater certainty, this section 10.2 does not apply in the event of the termination of the employment of the Employee as a result of death, Disability or Retirement or by the Corporation for Just Cause or, by the Employee without Good Reason.

      10.3 LIMITATION ON PAYMENTS FOLLOWING A CHANGE IN CONTROL

            Notwithstanding any other provision of this Agreement, if any payment to or for the benefit of the Employee under this Agreement either alone or together with other payments to or for the benefit of the Employee would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the payments under this Agreement shall be reduced to the largest amount that will eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance of deductions to the Company under Section 280G of the Code for any such payments. The amount and method of any reduction in the payments under this Agreement pursuant to this Section 10.3 shall be as reasonably determined by the Compensation Committee of the Board of Directors of the Company.

11.   NO OBLIGATION TO MITIGATE

      The Employee shall not be required to mitigate the amount of any payment or Benefits provided for in this Agreement by seeking other employment or otherwise, nor (except as specifically provided herein), shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer after termination or otherwise.

12.   NON-COMPETITION

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      The Employee shall not, either during the Employment Period or the
Restricted Period and for a period of one year following the end of the Employment Period, within the United States of America or Canada, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee, principal, agent, director or shareholder:

      12.1. be engaged in any undertaking;

      12.2. have any financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on a business; or

      12.3. advise, lend money to, guarantee the debts or obligations of or permit the use of the Employee's name or any parts thereof by any Person which carries on a business;

which is the same as or substantially similar to or which competes with or would compete with the business carried on during the Employment Period or at the end thereof, as the case may be, by the Corporation or any of its Subsidiaries.

      Notwithstanding the foregoing, nothing herein shall prevent the Employee from owning not more than 5% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market in Canada or the United States, which carries on a business which is the same as or substantially similar to or which competes with or would compete with the business of the Corporation or any of its Subsidiaries.

13.   NO SOLICITATION OF PATIENTS

      The Employee shall not, either during the Employment Period or the Restricted Period and for a period of one year following the Employment Period, directly or indirectly, contact or solicit any patients of the Corporation or any of its Subsidiaries for the purpose of selling to those patients any products or services which are the same as or substantially similar to, or in any way competitive

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with, the products or services sold by the Corporation or any of its
Subsidiaries during the Employment Period or at the end thereof, as the case may be.

14.   NO SOLICITATION OF EMPLOYEES

      The Employee shall not, either during the Employment Period or the Restricted Period and for a period of one year following the Employment Period, directly or indirectly, employ or retain as an independent contractor any employee of the Corporation or any of its Subsidiaries or induce or solicit, or attempt to induce, any such person to leave his/her employment.

15.   CONFIDENTIALITY

      The Employee shall not, either during the Employment Period or at any time thereafter, directly or indirectly, use or disclose to any Person any Confidential Information; provided, however, that nothing in this section shall preclude the Employee from disclosing or using Confidential Information if:

      15.1. the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement; or

      15.2. disclosure of the Confidential Information is required to be made by any law, regulation, governmental body, or authority or by court order.

The Employee acknowledges and agrees that the obligations under this section are to remain in effect in perpetuity and shall exist and continue in full force and effect notwithstanding any breach or repudiation, or alleged breach or repudiation, by the Corporation of this Agreement.

16.   REMEDIES

      The Employee acknowledges that a breach or threatened breach by the Employee of the provisions of any of sections 12 to 15 inclusive will result in the Corporation and its shareholders suffering irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone. Accordingly, the Employee agrees that

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the Corporation shall be entitled to temporary and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

17.   NOTICES

      Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided, except that any notice of termination by the Corporation under section 8 or section 10 shall be hand-delivered or given by registered mail. Any such notice or other communication, if mailed by prepaid first-class mail, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if mailed by registered mail, shall be deemed to have been received on the day such mail is delivered by the post office, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

      a)     if to the Employee:

             Zayed (Joe) Zawaideh
             11332 Belladonna Way
             San Diego, California
             92131

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      b)     if to the Corporation:

             Vascular Sciences Corporation
             5280 Solar Drive, Ste. 100
             Mississauga, Ontario
             L4W 5M8

             Attention:          Chief Executive Officer
             Telecopier number:  (905) 625-8081

18.   HEADINGS

      The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

19.   INVALIDITY OF PROVISIONS

      Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

20.   ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements, if any, written or oral, with respect to the Employee's employment by the Corporation and any rights which the Employee may have by reason of any such prior agreement or by reason of the Employee's prior employment, if any, by the Corporation. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on representation, opinion, advice or assertion of fact made by the Corporation or its directors, officers and agents to the Employee, except to the extent that the same has been reduced to writing and included as a term of this

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Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such representation, opinion, advice or assertion of fact, except to the extent aforesaid.

21.   WAIVER, AMENDMENT

      Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

22.   CURRENCY

      Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in U.S. currency.

23.   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws rules, which are deemed inapplicable herein. The parties hereto each consent to the personal jurisdiction of the federal and state courts of the State of California.

24.   COUNTERPARTS

      This Agreement may be signed in counterparts, and each of such counterparts shall constitute an original document, and such counterparts, taken together, shall constitute one and the same instrument.

25.   ACKNOWLEDGMENT

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      The Employee acknowledges that:

      25.1. the Employee has had sufficient time to review and consider this Agreement thoroughly;

      25.2. the Employee has read and understands the terms of this Agreement and the Employee's obligations hereunder; and

      25.3. the Employee has been given an opportunity to obtain independent legal advice, or such other advice as the Employee may desire, concerning the interpretation and effect of this Agreement; and

      25.4. this Agreement is entered into voluntarily and without any pressure and the Employee's continued employment has not been made conditional upon execution of this Agreement by the Employee.

      IN WITNESS WHEREOF the parties have executed this Agreement.


                             /s/ Zayed (Joe) Zawaideh
                             --------------------------------
                             August 12, 2004
                             Zayed (Joe) Zawaideh


                             VASCULAR SCIENCES CORPORATION


                             By: /s/ Elias Vamvakas
                                 ----------------------------
                                 Elias Vamvakas
                                 Chief Executive Officer

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                                  SCHEDULE 5.2

                               BONUS REMUNERATION

In respect of each Year of Employment during the Employment Period, the Employee shall be entitled to receive a maximum of 50 percent of his Salary as bonus remuneration based upon performance criteria agreed upon by the President and Chief Operating Officer and Chief Executive Officer and approved by the Compensation Committee of the Board of Directors. In respect of the First Year of Employment, the Bonus payable, if any, shall be pro-rated to the proportion of the number of days in the First Year of Employment is to 365.

                                  SCHEDULE 5.3

                                 STOCK OPTIONS

Pending approval from the Board of Directors and contingent upon the successful completion of an Initial Public Offering, the Employee, in respect of the First Year of Employment, shall be entitled to receive 100,000 stock options at an exercise price equal to the price of the shares issued on the Initial Public Offering. Such stock options, if any, will vest at the rate of 33 1/3 percent each year following the grant date and will expire ten years following the grant date.

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